Exhibit 99.2
Recursion Appoints Fred Hassan as Chair of the Board
SALT LAKE CITY, Nov. 2, 2026 (GLOBE NEWSWIRE) -- Recursion (Nasdaq: RXRX), a leading clinical-stage company pioneering AI-enabled drug discovery and development, today announced that its Board of Directors has appointed Fred Hassan as Chair, effective October 31, 2026.
Mr. Hassan arrives with a strong track record of more than four decades in the pharmaceutical industry. He has grown global businesses and led teams that brought multiple medicines through development, regulatory approval and commercial launch. As an example, the severely challenged Schering-Plough returned to sales growth, strong cash flow, and expanded the number of new molecular entities in Phase 3 development from three to eight.
Mr. Hassan serves as Lead Independent Director of BridgeBio Pharma and was a member of its Board when the company secured FDA approval for the heart failure drug, Attruby and executed a successful launch, substantially ahead of market expectations. He is also Executive Chair of Norstella, the pharmaceutical intelligence company behind Citeline, MMIT and Evaluate. His prior board roles include Amgen, a biotechnology pioneer, and Prometheus Biosciences, which used patient data to develop precision therapies for inflammatory bowel disease. Mr. Hassan also brings experience as an investor. He is a Director and was a Partner and Managing Director at Warburg Pincus.
“Fred has repeatedly built, scaled and transformed some of the most important companies in our industry. His first-hand experience will bring invaluable perspective as we advance from clinical proof of concept through approval and launch - and ultimately to meaningful impact for patients. Our next chapter becomes even more exciting with Fred as Chair. The Board remains deeply grateful to Rob Hershberg for his steady commitment to Recursion, and we’re delighted that we will continue to benefit from his perspective as a physician-scientist and biotech CEO,” said Najat Khan, Ph.D., President and Chief Executive Officer of Recursion.
“What excites me is the prospect of chairing a Board where its dynamic CEO pairs the courage of striking into the unknown with the unrelenting discipline of turning prioritized projects into innovative medicines,” said Fred Hassan.
“Fred brings proven operating experience, a well-honed investor’s discipline and a track record of repeatedly creating important value through transformation. The Board unanimously believes that he is the right person for the Chairman’s role. I welcome Fred and look forward to my continuing role on the Board,” said Dr. Hershberg.
About Fred Hassan
Mr. Hassan currently serves as a Director at Warburg Pincus LLC, a global private equity firm, which he joined in 2010, and as Executive Chair of Norstella, a role he has held since January 2026. Previously, Mr. Hassan served as Chairman and Chief Executive Officer of Schering-Plough Corporation from 2003 to 2009 and as Chairman and Chief Executive Officer of Pharmacia Corporation from 2001 to 2003. He previously held executive and leadership positions with Wyeth and Sandoz Pharmaceuticals (now Novartis). Mr. Hassan’s current public board memberships include Precigen and

BridgeBio Pharma. His previous boards included Prometheus Biosciences, Amgen, Time Warner, Avon and Bausch & Lomb. Mr. Hassan has chaired the Pharmaceutical Research and Manufacturers of America and the International Federation of Pharmaceutical Manufacturers & Associations. Mr. Hassan co-founded the CEO Forum with Accenture to bring together chief executives from across the life sciences. He has also played a leadership role in the R&D Leadership Summit, an annual gathering of biopharma CEOs and research leaders focused on improving R&D productivity. He holds a B.S. in chemical engineering from the Imperial College of Science and Technology at the University of London and an M.B.A. from Harvard Business School.
About Recursion
Recursion (NASDAQ: RXRX) is a leading clinical-stage company pioneering AI-enabled drug discovery and development decoding biology to radically improve lives. Recursion is advancing a portfolio of differentiated investigational medicines across its wholly owned and partnered pipeline in oncology, rare disease, neuroscience, immunology, and other therapeutic areas with significant unmet need. Enabling its mission is the Recursion OS, an AI-native, end-to-end drug discovery and development platform integrating biology, chemistry, and clinical development into a unified intelligence system. Powered by proprietary multimodal data, purpose-built AI models, and bilingual teams fluent in both science and AI, the Recursion OS is designed to translate complex science into medicines that matter — faster, better, and at scale — for patients who are waiting.

Recursion's platform infrastructure is anchored in Salt Lake City, Utah and Milton Park, Oxfordshire, where its automated biology and chemistry laboratories generate proprietary data at industrial scale. Recursion also maintains offices in New York, Montréal, and London, three global hubs for talent and leadership at the intersection of AI and scientific innovation.

Forward-Looking Statements
This document contains information that includes or is based upon “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may or may not include identifying words such as “plan,” “will,” “may,” “could,” “should,” “expect,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “designed to,” “potential,” “continue,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. All forward-looking statements speak only as of the date of this document and are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.

Media Contact
media@recursion.com

Investor Contact
investor@recursion.com